Dentsply Sirona Reports Third Quarter 2024 Results
•Net sales of $951 million increased 0.5%, organic sales increased 1.3%
•GAAP gross margin of 52.1%, GAAP net loss of ($494) million or loss per share of ($2.46)
•Adjusted EBITDA margin of 17.9%, adjusted EPS of $0.50
•Revised FY24 outlook: expect organic sales of (3.5%) to (2.5%) (previously (1%) to flat); adjusted EPS of $1.82 to $1.86 (previously $1.96 to $2.02)

Charlotte, N.C., November 7, 2024 - DENTSPLY SIRONA Inc. (“Dentsply Sirona” or the "Company") (Nasdaq: XRAY) today announced its financial results for the third quarter of 2024.

Third quarter net sales of $951 million increased 0.5% (organic sales increased 1.3%) compared to the third quarter of 2023. Foreign currency changes negatively impacted third quarter 2024 net sales by ($8) million. Net loss was ($494) million, or ($2.46) per share, compared to a net loss of ($266) million, or ($1.25) per share in the third quarter of 2023. Non-cash charges for the impairment of goodwill were ($495) million net of tax, or ($2.46) per share in the third quarter of 2024, versus ($302) million net of tax, or ($1.42) per share in the third quarter of 2023. Adjusted earnings per diluted share were $0.50, compared to $0.49 in the third quarter of 2023. A reconciliation of Non-GAAP measures (including organic sales, adjusted EBITDA and margin, adjusted EPS, adjusted free cash flow conversion, and segment adjusted operating income) to GAAP measures is provided below.

"Third quarter organic growth was driven by favorable timing in Essential Dental Solutions of approximately $20 million related to stocking orders in anticipation of U.S. ERP deployment, and higher sales in CAD/CAM, which benefited from the launch of our new scanner, Primescan 2. Due to ongoing market pressures impacting equipment in the U.S., as well as the evolving landscape with Byte, we are lowering our full year organic sales outlook.” said Simon Campion, President and Chief Executive Officer. “We continue to transform Dentsply Sirona and pivot quickly where needed. While we have more work to do, we now have multiple initiatives contributing positively to profitability and strengthening our Company’s foundation for the long term.”

Q3 24 Summary Results (GAAP)

(in millions, except per share amount and percentages)	Q3 24	Q3 23	YoY

Net Sales	$951	$947	0.5%
Gross Profit	$495	$495	0.2%
Gross Margin	52.1%	52.2%
Net Loss Attributable to Dentsply Sirona	($494)	($266)	NM
Diluted Loss Per Share [1]	($2.46)	($1.25)	NM

Q3 24 Summary Results (Non-GAAP)[2]

(in millions, except per share amount and percentages)	Q3 24	Q3 23	YoY

Net Sales	$951	$947	0.5%
Organic Sales Growth %			1.3%
Adjusted EBITDA	$170	$171	(1.8%)
Adjusted EBITDA Margin	17.9%	18.3%
Adjusted EPS	$0.50	$0.49	3.0%

NM - not meaningful
Percentages are based on actual values and may not reconcile due to rounding.
[1] Because the Company recorded net losses in the third quarter of 2024 and 2023, no potential dilutive common shares were used in the computation of diluted loss per common share as the effect would have been antidilutive.

[2] Organic sales growth, adjusted EBITDA, and adjusted EPS are Non-GAAP financial measures which exclude certain items. Please refer to "Non-GAAP Financial Measures" below for a description of these measures and to the tables at the end of this release for a reconciliation between GAAP and Non-GAAP measures.

Q3 24 Segment Results

	Net Sales Growth %	Organic Sales Growth %

Connected Technology Solutions	(2.3%)	(1.4%)
Essential Dental Solutions	6.6%	7.5%
Orthodontic and Implant Solutions	(4.6%)	(3.9%)
Wellspect Healthcare	(0.4%)	—%
Total	0.5%	1.3%

Q3 24 Geographic Results

	Net Sales Growth %	Organic Sales Growth %

United States	5.0%	5.1%
Europe	(1.8%)	(2.0%)
Rest of World	(3.0%)	0.6%
Total	0.5%	1.3%

Cash Flow and Liquidity

Operating cash flow in the third quarter of 2024 was $141 million, compared to $134 million in the prior year, primarily as a result of the favorable timing of accounts payable and improved inventory management. In the third quarter of 2024, the Company paid $33 million in dividends and executed share repurchases of $100 million, resulting in a total of $345 million returned to shareholders through dividends and share repurchases in the first nine months of 2024. The Company had $296 million of cash and cash equivalents as of September 30, 2024.

Goodwill Impairment

In the third quarter of 2024, the Company recorded a non-cash charge for the impairment of goodwill of ($495) million net of tax within the Orthodontic and Implant Solutions segment. The decline in fair value for this reporting unit was driven by sustained macroeconomic pressures, legislative trends impacting Byte, weakened demand and competitive pressures in implants, and lower expected volumes of lab materials.

2024 Outlook

The Company is revising its 2024 outlook due to market pressures impacting U.S. equipment, legislative changes affecting the direct-to-consumer aligner business model, and the voluntary suspension of sales, marketing, and shipments of Byte Aligners and Impression Kits. The revised outlook includes expected net sales in the range of $3.79 billion to $3.83 billion, and organic sales are expected to be in the range of (3.5%) to (2.5%) year-over-year. Adjusted EPS is expected to be in the range of $1.82 to $1.86. The outlook does not include potential adjustments or impacts of additional Byte remediation measures or decisions made by the Company.

Other 2024 outlook assumptions are included in the third quarter 2024 earnings presentation posted on the Investors section of the Dentsply Sirona website at https://investor.dentsplysirona.com. The Company does not provide forward-looking estimates on a GAAP basis as certain information, which may include, but is not limited to, restructuring charges, transformation-related costs, impairment charges, certain tax adjustments, and other significant items, is not available without unreasonable effort and cannot be reasonably estimated. The exact amounts of these charges or credits are not currently determinable but may be significant.

Conference Call/Webcast Information

Dentsply Sirona’s management team will host an investor conference call and live webcast on November 7, 2024, at 8:30 am ET. A live webcast of the investor conference call and a presentation related to the call will be available on the Investors section of the Company’s website at https://investor.dentsplysirona.com.

For those planning to participate on the call, please register at https://register.vevent.com/register/BI2ff7dbae32e04372ac0f7b84f2806925. A webcast replay of the conference call will be available on the Investors section of the Company’s website following the call.

About Dentsply Sirona
Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solutions offering including dental and oral health products as well as other consumable medical devices under a strong portfolio of world-class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters is located in Charlotte, North Carolina. The Company’s shares are listed in the United States on Nasdaq under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information:
Investors:
Andrea Daley
Vice President, Investor Relations
+1-704-591-8631
InvestorRelations@dentsplysirona.com

Press:
Marion Par-Weixlberger
Vice President, Public Relations & Corporate Communications
+43 676 848414588
marion.par-weixlberger@dentsplysirona.com

Forward-Looking Statements and Associated Risks

All statements in this Press Release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control, including those described in Part I, Item 1A, “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Part II, Item 1A, "Risk Factors" of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, and other factors which may be described in the Company’s other filings with the Securities and Exchange Commission (the “SEC”). No assurance can be given that any expectation, belief, goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Press Release or to reflect the occurrence of unanticipated events. Investors should understand it is not possible to predict or identify all such factors or risks. As such, you should not consider the risks identified in the Company’s SEC filings to be a complete discussion of all potential risks or uncertainties associated with an investment in the Company.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$951	$947	$2,888	$2,953
Cost of products sold	456	452	1,376	1,389

Gross profit	495	495	1,512	1,564

Selling, general, and administrative expenses	390	372	1,204	1,204
Research and development expenses	40	46	123	141
Goodwill and intangible asset impairments	504	307	510	307
Restructuring and other costs	23	6	45	70

Operating loss	(462)	(236)	(370)	(158)

Other income and expenses:
Interest expense, net	18	19	53	61
Other (income) expense, net	(2)	(5)	(10)	13

Loss before income taxes	(478)	(250)	(413)	(232)
Provision (benefit) for income taxes	17	16	69	(28)

Net loss	(495)	(266)	(482)	(204)

Less: Net loss attributable to noncontrolling interest	(1)	—	(2)	(5)

Net loss attributable to Dentsply Sirona	$(494)	$(266)	$(480)	$(199)

Loss per common share attributable to Dentsply Sirona:
Basic	$(2.46)	$(1.25)	$(2.35)	$(0.94)
Diluted	$(2.46)	$(1.25)	$(2.35)	$(0.94)

Weighted average common shares outstanding:
Basic	201.0	211.8	204.7	212.7
Diluted	201.0	211.8	204.7	212.7

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	September 30, 2024	December 31, 2023

Assets
Current Assets:
Cash and cash equivalents	$296	$334
Accounts and notes receivable-trade, net	671	695
Inventories, net	619	624
Prepaid expenses and other current assets	335	320
Total Current Assets	1,921	1,973

Property, plant, and equipment, net	817	800
Operating lease right-of-use assets, net	150	178
Identifiable intangible assets, net	1,538	1,705
Goodwill	1,937	2,438
Other noncurrent assets	263	276
Total Assets	$6,626	$7,370

Liabilities and Equity
Current Liabilities:
Accounts payable	$297	$305
Accrued liabilities	798	749
Income taxes payable	25	49
Notes payable and current portion of long-term debt	422	322
Total Current Liabilities	1,542	1,425

Long-term debt	1,795	1,796
Operating lease liabilities	103	125
Deferred income taxes	193	228
Other noncurrent liabilities	503	502
Total Liabilities	4,136	4,076

Total Equity	2,490	3,294

Total Liabilities and Equity	$6,626	$7,370

DENTSPLY SIRONA INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2024	2023

Cash flows from operating activities:
Net loss	$(482)	$(204)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	99	99
Amortization of intangible assets	162	159
Goodwill and intangible asset impairments	510	307
Deferred income taxes	(20)	(107)
Stock-based compensation expense	35	33
Other non-cash expense	36	29
Changes in operating assets and liabilities:
Accounts and notes receivable-trade, net	19	(31)
Inventories, net	2	(45)
Prepaid expenses and other current assets	61	(52)
Other noncurrent assets	(6)	(4)
Accounts payable	(6)	(10)
Accrued liabilities	(17)	16
Income taxes	(15)	(6)
Other noncurrent liabilities	(4)	33
Net cash provided by operating activities	374	217

Cash flows from investing activities:
Capital expenditures	(129)	(109)
Cash received on derivative contracts	—	39
Cash paid on derivative contracts	(12)	—
Other investing activities	1	1
Net cash used in investing activities	(140)	(69)

Cash flows from financing activities:
Cash paid for treasury stock	(250)	(150)
Proceeds on short-term borrowings	99	68
Cash dividends paid	(95)	(86)
Proceeds from long-term borrowings	—	2
Repayments on long-term borrowings	(8)	(6)
Other financing activities, net	(10)	(7)
Net cash used in financing activities	(264)	(179)
Effect of exchange rate changes on cash and cash equivalents	(8)	(25)
Net decrease in cash and cash equivalents	(38)	(56)
Cash and cash equivalents at beginning of period	334	365
Cash and cash equivalents at end of period	$296	$309

Non-GAAP Financial Measures

In addition to results determined in accordance with U.S. generally accepted accounting principles (“US GAAP”), the Company provides certain measures in this press release, described below, which are not calculated in accordance with US GAAP and therefore represent Non-GAAP measures. These Non-GAAP measures may differ from those used by other companies and should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with US GAAP. These Non-GAAP measures are used by the Company to measure its performance and may differ from those used by other companies.

Management believes that these Non-GAAP measures are helpful as they provide a measure of the results of operations, and are frequently used by investors and analysts to evaluate the Company’s performance exclusive of certain items that impact the comparability of results from period to period, and which may not be indicative of past or future performance of the Company.

Organic Sales

The Company defines "organic sales" as the reported net sales adjusted for: (1) net sales from acquired businesses recorded prior to the first anniversary of the acquisition; (2) net sales attributable to disposed businesses or discontinued product lines in both the current and prior year periods; and (3) the impact of foreign currency changes, which is calculated by translating current period net sales using the comparable prior period's foreign currency exchange rates.

Adjusted Operating Income and Margin

Adjusted operating income is computed by excluding the following items from operating income (loss) as reported in accordance with US GAAP:

(1) Business combination-related costs and fair value adjustments. These adjustments include costs related to consummating and integrating acquired businesses, as well as net gains and losses related to disposed businesses. In addition, this category includes the post-acquisition roll-off of fair value adjustments recorded related to business combinations, except for amortization expense of purchased intangible assets noted below. Although the Company is regularly engaged in activities to find and act on opportunities for strategic growth and enhancement of product offerings, the costs associated with these activities may vary significantly between periods based on the timing, size and complexity of acquisitions and as such may not be indicative of past and future performance of the Company.

(2) Restructuring-related charges and other costs. These adjustments include costs related to the implementation of restructuring initiatives, including but not limited to, severance costs, facility closure costs, and lease and contract termination costs, as well as related professional service costs associated with these restructuring initiatives and global transformation activity. The Company is continually seeking to take actions that could enhance its efficiency; consequently, restructuring charges may recur but are subject to significant fluctuations from period to period due to the varying levels of restructuring activity, and as such may not be indicative of past and future performance of the Company. Other costs include gains and losses on the sale of property, legal settlements, executive separation costs, write-offs of inventory as a result of product rationalization, and changes in accounting principles recorded within the period. This category also includes costs related to investigations, related ongoing legal matters and associated remediation activities which primarily include legal, accounting and other professional service fees, as well as turnover and other employee-related costs.

(3) Goodwill and intangible asset impairments. These adjustments include charges related to goodwill and intangible asset impairments.

(4) Amortization of purchased intangible assets. This adjustment excludes the periodic amortization expense related to purchased intangible assets, which are recorded at fair value. Although these costs contribute to revenue generation and will recur in future periods, their amounts are significantly impacted by the timing and size of acquisitions, and as such may not be indicative of the future performance of the Company.

(5) Fair value and credit risk adjustments. These adjustments include the non-cash mark-to-market changes in fair value associated with pension assets and obligations, and equity-method investments. Although these adjustments are recurring in nature, they are subject to significant fluctuations from period to period due to changes in the underlying assumptions and market conditions. The non-service component of pension expense is a recurring item, however it is subject to significant fluctuations from period to period due to changes in actuarial assumptions, interest rates, plan changes, settlements, curtailments, and other changes in facts and circumstances. As such, these items may not be indicative of past and future performance of the Company.

Adjusted operating income margin is calculated by dividing adjusted operating income by net sales.

Adjusted Gross Profit

Adjusted gross profit is computed by excluding from gross profit the impact of any of the above adjustments on either sales or cost of sales.

Adjusted Net Income (Loss)

Adjusted net income (loss) consists of net income (loss) as reported in accordance with US GAAP, adjusted to exclude the items identified above, as well as the related income tax impacts of those items. Additionally, net income is adjusted for other tax-related adjustments such as: discrete adjustments to valuation allowances and other uncertain tax positions, final settlement of income tax audits, discrete tax items resulting from the implementation of restructuring initiatives and the windfall or shortfall relating to exercise of employee share-based compensation, any difference between the interim and annual effective tax rate, and adjustments relating to prior periods.

These adjustments are irregular in timing, and the variability in amounts may not be indicative of past and future performance of the Company and therefore are excluded for comparability purposes.

Adjusted EBITDA and Margin

In addition to the adjustments described above in arriving at adjusted net income, adjusted EBITDA is computed by further excluding any remaining interest expense, net, income tax expense, depreciation and amortization.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Adjusted Earnings (Loss) Per Diluted Share

Adjusted earnings (loss) per diluted share (adjusted EPS) is computed by dividing adjusted earnings (loss) attributable to Dentsply Sirona shareholders by the diluted weighted average number of common shares outstanding.

Adjusted Free Cash Flow and Conversion

The Company defines adjusted free cash flow as net cash provided by operating activities minus capital expenditures during the same period, and adjusted free cash flow conversion is defined as adjusted free cash flow divided by adjusted net income (loss). Management believes this Non-GAAP measure is important for use in evaluating the Company’s financial performance as it measures our ability to efficiently generate cash from our business operations relative to earnings. It should be considered in addition to, rather than as a substitute for, net income (loss) as a measure of our performance or net cash provided by operating activities as a measure of our liquidity.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net sales to organic sales by geographic region is as follows:

	Three Months Ended September 30, 2024				Q3 2024 Change				Three Months Ended September 30, 2023
(in millions, except percentages)	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total	U.S.	Europe	ROW	Total

Net sales	$374	$347	$230	$951	5.0%	(1.8%)	(3.0%)	0.5%	$356	$354	$237	$947
Foreign exchange impact					(0.1%)	0.2%	(3.6%)	(0.8%)
Organic sales					5.1%	(2.0%)	0.6%	1.3%
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of reported net sales to organic sales by segment is as follows:

	Three Months Ended September 30, 2024					Q3 2024 Change					Three Months Ended September 30, 2023
(in millions, except percentages)	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total	Connected Technology Solutions	Essential Dental Solutions	Orthodontic and Implant Solutions	Wellspect Healthcare	Total

Net sales	$269	$369	$241	$72	$951	(2.3%)	6.6%	(4.6%)	(0.4%)	0.5%	$276	$347	$252	$72	$947
Foreign exchange impact						(0.9%)	(0.9%)	(0.7%)	(0.4%)	(0.8%)
Organic sales						(1.4%)	7.5%	(3.9%)	—%	1.3%
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

The Company’s segment adjusted operating income for the three and nine months ended September 30, 2024 and 2023 was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2024	2023	2024	2023

Connected Technology Solutions	$16	$22	$21	$54
Essential Dental Solutions	132	115	372	365
Orthodontic and Implant Solutions	24	31	108	129
Wellspect Healthcare	26	26	73	65
Segment adjusted operating income	198	194	574	613

Reconciling items expense (income):
All other (a)	79	64	227	235
Goodwill and intangible asset impairments	504	307	510	307
Restructuring and other costs	23	6	45	70
Interest expense, net	18	19	53	61
Other (income) expense, net	(2)	(5)	(10)	13
Amortization of intangible assets	54	53	162	159
Loss before income taxes	$(478)	$(250)	$(413)	$(232)
(a) Includes unassigned corporate headquarters costs.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended September 30, 2024, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$495	$(462)	$(494)	$(2.46)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	31	54	40	0.20
Restructuring-Related Charges and Other Costs	—	39	29	0.15
Goodwill and Intangible Asset Impairments	—	504	495	2.46
Business Combination-Related Costs and Fair Value Adjustments	1	1	1	—
Income Tax-Related Adjustments	—	—	30	0.15
Adjusted Non-GAAP	$527	$136	$101	$0.50
GAAP Margin		(48.5%)
Adjusted Non-GAAP Margin		14.3%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				201.0
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				201.5
(a) The tax expense on the Non-GAAP adjustments totals $3 million which is inclusive of the $30 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

For the three months ended September 30, 2023, a reconciliation of selected items as reported in the Condensed Consolidated Statements of Operations to adjusted Non-GAAP items is as follows:

(in millions, except percentages and per share data)	Gross Profit	Operating (Loss) Income	Net (Loss) Income Attributable to Dentsply Sirona (a)	Diluted EPS
GAAP	$495	$(236)	$(266)	$(1.25)
Non-GAAP Adjustments:
Amortization of Purchased Intangible Assets	30	53	40	0.19
Restructuring-Related Charges and Other Costs	6	8	6	0.03
Goodwill and Intangible Asset Impairments	—	307	302	1.42
Business Combination-Related Costs and Fair Value Adjustments	—	3	2	0.01
Income Tax-Related Adjustments	—	—	20	0.09
Adjusted Non-GAAP	$531	$135	$104	$0.49
GAAP Margin		(24.9%)
Adjusted Non-GAAP Margin		14.2%

Weighted average common shares outstanding used in calculating diluted GAAP net loss per common share				211.8
Weighted average common shares outstanding used in calculating diluted Non-GAAP net income per common share				213.0
(a) The tax expense on the Non-GAAP adjustments totals $1 million, which is inclusive of the $20 million income tax-related adjustment above.
Percentages are based on actual values and may not reconcile due to rounding.

DENTSPLY SIRONA INC. AND SUBSIDIARIES
(In millions, except percentages)
(unaudited)

A reconciliation of reported net (loss) income attributable to Dentsply Sirona to adjusted EBITDA and margin for the three months ended September 30, 2024 and 2023 is as follows:

	Three Months Ended September 30,
(in millions, except percentages)	2024	2023

Net loss attributable to Dentsply Sirona	$(494)	$(266)
Interest expense, net	18	19
Income tax expense	17	16
Depreciation(1)	31	31
Amortization of purchased intangible assets	54	53
Restructuring-related charges and other costs	39	8
Goodwill and intangible asset impairments	504	307
Business combination-related costs and fair value adjustments	1	3
Fair value and credit risk adjustments	—	—
Adjusted EBITDA(2)	$170	$171

Net sales	$951	$947
Adjusted EBITDA margin	17.9%	18.3%
(1) Excludes those depreciation-related amounts which were included as part of the business combination-related adjustments and Restructuring-related charges and other costs.
(2) Adjusted EBITDA for 2023 has been updated to reflect the reclassification of $1 million in certain gains from hedging instruments from Interest expense to Other expense (income) in order to conform with current year presentation.
Percentages are based on actual values and may not reconcile due to rounding.

A reconciliation of adjusted free cash flow conversion for the three months ended September 30, 2024 and 2023 is as follows:

	Three Months Ended September 30,
(in millions, except percentages)	2024	2023

Net cash provided by operating activities	$141	$134
Capital expenditures	(43)	(37)
Adjusted free cash flow	$98	$97

Adjusted net income	$101	$104
Adjusted free cash flow conversion	97%	93%
Percentages are based on actual values and may not reconcile due to rounding.